PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FIRST QUARTER EARNINGS

QUAKERTOWN, PA (18 April 2006) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the first quarter of 2006 of $1,678,000, or $.53 per share diluted. This compares to net income for the first quarter of 2005 of $1,919,000, or $.60 per share diluted.

Total assets at March 31, 2006 were $579,191,000, a slight decrease of .3 percent from total assets of $581,126,000 at March 31, 2005. Over this same time period, loans increased $46,882,000, or 17.4 percent, while total deposits decreased $8,990,000, or 1.9 percent. The strong growth in loans was funded primarily through the reduction in investment securities. Investment securities decreased $57,693,000, or 21.2 percent, from March 31, 2005 to March 31, 2006.

The decline in net income when comparing the two quarters was principally a result of a reduction in non-interest income, resulting from non-core business activities, and a small decline in net interest income. Total non-interest income for the three months ended March 31, 2006 declined $461,000, to $1,208,000. The first quarter of 2005 included a $209,000 gain on the liquidation of assets relinquished by a borrower during the third quarter of 2004. Also contributing to the decline in non-interest income during the first quarter of 2006, was a $258,000 reduction in net security gains.

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“The first quarter of 2006 was highlighted by the continued strong growth in our loan balances, especially in the commercial category”, said Thomas J. Bisko, President and Chief Executive Officer. “Our primary strategic objective remains to strengthen our balance sheet by building strong loan and deposit relationships. Our first quarter performance was negatively impacted by the current economic cycle and flat yield curve which does not adequately compensate banks that focus on traditional spread based business. In addition, the first quarter of 2005 had several non-recurring events that positively impacted those results.”

Net interest income for the first quarter of 2006 was $3,986,000, a $99,000 decline from net interest income reported in the same period in 2005. Included in net interest income in the first quarter of 2005 was the recognition of $40,000 of interest income collected on loans that had previously been charged-off or placed on non-accrual status. Also contributing to the decrease in net interest income when comparing the two quarters, were slight declines in average earning assets and the net interest margin. Average earning assets for the first quarter of 2006 were $543,865,000, a decrease of $2,968,000, or .5 percent, from the first quarter of 2005. Average loans increased 14.9 percent when comparing the two quarters, with most of this increase representing loans to small and mid-size businesses. During this same period, average investment securities declined by 15.4 percent. The net interest margin for the first quarter of 2006 was 3.26 percent, compared to 3.30 percent for the first quarter of 2005. Excluding the $40,000 of interest income recovered, the net interest margin was 3.27 percent for the first quarter of 2005.

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Positively impacting net income during the first quarter of 2006 was the reversal of a portion of the tax valuation allowance established in the second quarter of 2005 related to the impairment of certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues. QNB’s reversal of $138,000 of the tax valuation allowance was a result of its ability to realize tax benefits due to realized capital gains and an increase in unrealized gains of certain equity securities.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

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QNB CORP.
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
INCOME:
Total interest income	$7,427	$6,759
Total interest expense	3,441	2,674
Net interest income	3,986	4,085
Provision for loan losses	-	-
Total non-interest income	1,208	1,669
Total non-interest expense	3,236	3,236
Income before income taxes	1,958	2,518
Provision for income taxes	280	599
Net income	$1,678	$1,919

NET INCOME PER SHARE:
Basic	$0.54	$0.62
Diluted	0.53	0.60
Dividends	0.21	0.195

SELECTED PERIOD END BALANCES:
Total assets	$579,191	$581,126
Federal funds sold	7,434	-
Investments	214,426	272,119
Loans held-for sale	125	489
Total loans	316,406	269,524
Allowance for loan losses	2,506	2,606
Deposits	460,080	469,070
Borrowed funds	69,693	65,015
Shareholders' equity	46,878	44,266

SELECTED RATIOS:
Return on average assets	1.18%	1.34%
Return on average shareholders' equity	14.06%	17.04%
Net interest margin-tax equivalent	3.26%	3.30%
Efficiency ratio-tax equivalent	58.06%	52.88%
Average shareholders' equity to total average assets	8.36%	7.85%
Nonperforming assets to total assets	.00%	.01%
Allowance as a % of loans	.79%	.97%

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Contact:	Thomas J. Bisko
215-538-5612
tbisko@qnb.com